Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8, No. 333-91458) pertaining to the CoBiz Employees 401(k) Plan of our report dated June 20, 2006, with respect to the financial statements and supplemental schedules of the CoBiz Employees 401(k) Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2005.

/s/ Clifton Gunderson LLP

Denver, Colorado
June 29, 2006